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                                                                   EXHIBIT 10.19

                         RETENTION BONUS AND INSURANCE
                            BENEFITS PLAN AGREEMENT


     Effective as of the 5th day of February, 1997 ("Effective Date"), FIRST REPUBLIC SAVINGS BANK, a Nevada corporation (the "COMPANY"), and its parent, FIRST REPUBLIC BANCORP INC., a Delaware corporation (the "HOLDING COMPANY"), hereby create this RETENTION BONUS AND INSURANCE BENEFITS PLAN AGREEMENT (the "Benefits Plan"). This Benefits Plan is intended to provide Company and Holding Company employees (each, an "Employee") with the compensation and benefits described herein upon the occurrence of specific events.

     Certain capitalized terms used in this Benefits Plan are defined in Article 4.

     Reference herein to the rights and obligations of the Company with respect to its Employees shall also be deemed to be the rights and obligations of the Holding Company with respect to its Employees.

     The Company hereby agrees for the benefit of each Employee as follows:

                                   ARTICLE 1

                           EMPLOYMENT BY THE COMPANY

     1.1 Each Employee shall be eligible for the benefits herein set forth on the Effective Date (if such Employee is employed by the Company on that date), or on the date upon which a person subsequently is employed by the Company during the term of this Benefits Plan.

     1.2 This Benefits Plan shall remain in full force and effect for the two year period specified in Article 5; provided, however, that the rights and obligations contained in Articles 2 through 5 shall survive for the longer of
(i) two (2) years from the Effective Date of the Benefits Plan or (ii) one (1) year following a Change in Control (as hereinafter defined) or such later period as may be required so that all benefits to which Employee is entitled under this Benefits Plan are paid or otherwise provided to Employee.

     1.3 The Company wishes to set forth specified compensation and benefits which Employee shall be entitled to receive in the event that there is a Change in Control. Such compensation and benefits are in addition to any other compensation and benefits an Employee may be eligible to receive in the event of a Change in Control or events related thereto as may be provided for in any other plan or agreement.

     1.4 The duties and obligations of the Company to Employee under this Benefits Plan shall be in consideration for Employee's services to the Company and Employee's continued employment with the Company.

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                                   ARTICLE 2

                                   BENEFITS

     2.1 ENTITLEMENT TO BENEFITS. Upon the occurrence of the events herein described, the Company shall pay Employee the compensation and benefits described in this Article 2.

     Payment of any benefits described in this Article 2 shall be subject to the restrictions and limitations set forth in Article 3.

     2.2  RETENTION BONUS.

     2.2.1 Each Employee, other than Senior Management Employees, shall be entitled to receive a bonus (the "Retention Bonus") in the event that he or she remains employed with the Company for a period of at least four months from the date of a Change in Control. For exempt, salaried Employees, the amount of the Retention Bonus shall be equal to 15% of the sum of: (i) the Employee's current Annual Base Salary (as of the date of the Change in Control); and (ii) the Employee's Bonus earned for the calendar year immediately preceding the date of the Change in Control. For example, if the Employee's Annual Base Salary is $50,000 and the Bonus earned for the prior calendar year was $10,000, the Employee's Retention Bonus would be 15% of $60,000, or $9,000. For each non-exempt, hourly wage Employee, the Retention Bonus shall be equal to 15% of his or her annualized compensation (determined as of the date of Change in Control by the Company's Chief Financial Officer in consultation with the Company's independent auditors). The Retention Bonus shall be paid in a lump sum (after deduction of applicable withholding taxes) to each Employee who has remained employed by the Company for the requisite four month period, within 30 days after the expiration of said four month period. Nothing herein shall require the Company or its successor to continue any Employee's employment with the Company for any period of time after a Change in Control, or otherwise changes each such Employee's at will employment status. In the event the Employee is not employed by the Company for the entire four month period (for any reason, including but not limited to termination of employment), a Retention Bonus will not be paid to said Employee.

     DEATH OF AN EMPLOYEE. If an Employee dies after becoming eligible to receive the payment of the Retention Bonus, but before such benefit is paid to the Employee, such Retention Bonus shall be paid to the Employee's surviving spouse or, if there is no surviving spouse, to the Employee's estate.

     2.2.2 Automatically upon a Change in Control, the Company or its successor shall be obligated to provide the following benefits to each Senior Management
Employee: Medical (including dental) insurance benefits, disability insurance benefits, and life insurance benefits which as to scope and cost are either identical to the benefits available to said Senior Management Employees (and their children, dependents and other covered family members) immediately prior to the date of the Change in Control, or identical to the benefits available to senior management of the entity acquiring the Company as of the date of the Change in Control, whichever is the greater benefit to the Senior Management Employee. This obligation to provide medical, disability and life insurance benefits to said Senior Management Employees and his/her children, dependents and other covered family members shall continue with respect to any such Senior Management Employee until he/she reaches the age of 65, and irrespective of whether or not any such Senior Management Employee remains in the employ of the Company or its successor entity. For purposes of this provision, the reference to "life insurance benefits"

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shall not include the Equitable Split Dollar Life Insurance Plan benefit currently provided by the Company to certain of said Senior Management Employees. The Senior Management Employees shall not be required to mitigate damages or the amount of any payment provided under this Benefits Plan by seeking other employment or otherwise. In the event a Senior Management Employee is no longer employed by the Company or its successor and subsequently elects other medical and/or other disability insurance, the obligation of the Company or its successor shall cease, but only as to the type of insurance so elected by the Senior Management Employee.

     2.3 BASIS OF PAYMENTS. All benefits under this Benefits Plan shall be paid by the Company. This Benefits Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

                                   ARTICLE 3

                   LIMITATIONS; OTHER RIGHTS; NON-ALIENATION

     3.1 LIMITS IMPOSED BY APPLICABLE BANKING LAW. Notwithstanding any other provision of this Benefits Plan to the contrary, the Company shall not be obligated under this Benefits Plan to pay any benefit to the extent that such payment would violate any prohibition or limitation on termination payments under any applicable federal or state statute, rule or regulation promulgated, or effective order issued, by any federal or state regulatory agency having jurisdiction over the Company. Without limiting the foregoing, the Company acknowledges that the Federal Deposit Insurance Corporation (the "FDIC") has issued a regulation that prohibits payment of certain benefits under certain circumstances, unless such payments were approved by the FDIC and any other applicable regulator.

     3.2 NONEXCLUSIVITY. Nothing in the Benefits Plan shall prevent or limit Employee's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Employee may otherwise qualify, nor, except as specifically provided herein, shall anything herein limit or otherwise affect such rights as Employee may have under any stock option or other agreements or plans with the Company.

     3.3 No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so subject a benefit hereunder shall be void.

                                   ARTICLE 4

                                  DEFINITIONS

     For purposes of the Plan Agreement, the following terms shall have the meanings set forth below:

     4.1 "AGREEMENT" OR "BENEFITS PLAN" means this Retention Bonus and Insurance Benefits Plan Agreement.

     4.2 "ANNUAL BASE SALARY" means the amount of compensation provided by the Company to Employee as base salary if the Employee is an exempt, salaried employee according to the Company's personnel

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records. Such amount shall be determined by annualizing the highest base rate_in effect for Employee at any time immediately prior to, on, or after the date of the Change in Control, exclusive of any bonus or other incentive cash compensation, income from any stock options or other stock awards, supplemental deferred compensation contributions made by the Company, pension or profit sharing contributions or distributions (except as provided below), insurance payments or proceeds, fringe benefits, or other form of additional compensation, but specifically including any amounts withheld from base salary to provide benefits pursuant to Section 125 or 401(k) of the Internal Revenue Code or pursuant to any other plan or program of deferred compensation with respect to elective deferrals of compensation otherwise payable currently.

     4.3 "BONUS" means the Employee's bonus compensation received for the calendar year immediately preceding the Change in Control. For purposes of determining a bonus compensation for the preceding calendar year, the bonus compensation shall be attributable to the year in which the bonus was earned, even though all or part of the bonus may have been actually paid to the Employee in the subsequent year.

     4.4 "CHANGE IN CONTROL" means the consummation of any of the following transactions during the term of this Benefits Plan:

     (a) the Company or Holding Company merges or consolidates with any other corporation, other than a merger or consolidation which would result in beneficial owners of the total voting power in the election of directors represented by the voting securities ("Voting Securities") of the Company or Holding Company (as the case may be) outstanding immediately prior thereto continuing to beneficially own securities representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total Voting Securities of the Company or Holding Company, or of such surviving entity, outstanding immediately after such merger or consolidation;

     (b) the Company or Holding Company liquidates or dissolves, or sells, leases, exchanges or otherwise transfers or disposes of all or substantially all of the Company's assets;

     (c) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than
(A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Holding Company, (B) a corporation owned directly or indirectly by the shareholders of Holding Company in substantially the same proportions as their beneficial ownership of stock in Holding Company, or (C) Holding Company (with respect to its ownership of the stock of the Company), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of the securities of the Company or Holding Company representing fifty percent (50%) or more of the Voting Securities; or

     (d) (A) (1) the shareholders of the Company or the Holding Company, approve a merger or consolidation of the Company or Holding Company with any other corporation, other than a merger or consolidation which would result in beneficial owners of Voting Securities of the Company or Holding Company (as the case may be) outstanding immediately prior thereto continuing to beneficially own securities representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than seventy-five percent (75%) of the total Voting Securities of the Company or Holding Company, or of such surviving entity, outstanding immediately after such merger or consolidation, or (2) any person (as such term is

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used in Sections 13(d) or 14(d) of the Exchange Act), other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Holding Company, (b) a corporation owned directly or indirectly by the shareholders of Holding Company in substantially the same proportions as their ownership of stock in Holding Company, or (c) Holding Company (with respect to Holding Company's ownership of the stock of the Company), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of the securities of the Company or Holding Company representing 25% or more of the Voting Securities of such corporation, and

          (B) within twelve (12) months of the occurrence of such event, a change in the composition of the Board of Directors of the Company or Holding Company occurs as a result of which sixty percent (60%) or fewer of the directors are Incumbent Directors.

     "Incumbent Directors" shall mean directors who either

          (A) are directors of the Company and of the Holding Company as of the date hereof;

          (B) are elected, or nominated for election, to the Board of Directors of the Company and of the Holding Company with the affirmative votes of at least a majority of the directors of the Company or Holding Company who are Incumbent Directors described in (A) above at the time of such election or nomination; or

          (C) are elected, or nominated for election, to the Board of Directors of the Company or the Holding Company with the affirmative votes of at least a majority of the directors of the Company or Holding Company who are Incumbent Directors described in (A) or (B) above at the time of such election or nomination.

     Notwithstanding the foregoing, "Incumbent Directors" shall not include an individual whose election or nomination to the Board of Directors of the Company or Holding Company occurs in order to provide representation for a person or group of related persons who have initiated or encouraged an actual or threatened proxy contest relating to the election of directors of the Company or Holding Company.

     4.5 "COMPANY" means First Republic Savings Bank, a Nevada corporation, and any successor thereto.

     4.6 "EMPLOYEE" means a person employed as a common law employee with the Company or Holding Company on the date of a Change in Control. For purposes of this Benefits Plan, "Employee" excludes a person in any of the following categories immediately prior to a Change in Control: (a) person whom the Company or Holding Company treats as an independent contractor; (b) an individual serving the Company or Holding Company through an agency, payroll service, sub-contractor or other third party provider; (c) a person who is employed up to a maximum defined term and who is employed without regular employee benefits; (d) a seasonal employee who is employed for less than twelve (12) consecutive months and who is employed without regular employee benefits; (e) an employee on leave of absence after the period of time the Company or Holding Company has committed or is required to return him or her to active employment based on the requirements of law, written policy or Company or Holding Company practice; (f) a part-time hourly employee who works on an unscheduled, on-call basis; and (g) any employee acquired by the Company or Holding Company as a result of

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a merger or other business combination until the first anniversary date of the acquisition, unless some other date is specified by agreement with the acquired entity.

     4.7 "SENIOR MANAGEMENT" or "SENIOR MANAGEMENT EMPLOYEE" means the following Employees: President/CEO; Executive Vice President/COO; Executive Vice President-Nevada; Senior Vice President/CFO; and Senior Vice President/General Counsel.

                                   ARTICLE 5

                    TERM OF PLAN AGREEMENT; ADMINISTRATION

     5.1 TERM. This Benefits Plan shall have a term of two (2) years, commencing as of the Effective Date.

     5.2 ADMINISTRATION. This Benefits Plan shall be administered and interpreted by a committee (the "Committee") composed of the three individuals holding the following positions immediately prior to a Change in Control: the Executive Vice President/COO, the Senior Vice President/CFO, and the Senior Vice President/General Counsel. The Committee shall have the full and exclusive discretion to interpret and administer the Benefits Plan. All actions, interpretations and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

                                   ARTICLE 6

                              GENERAL PROVISIONS

     6.1 EMPLOYMENT STATUS. This Plan Agreement does not constitute a contract of employment or impose on Employee any obligation to remain as an employee, or impose on the Company any obligation (i)to retain Employee as an employee, (ii) to change the status of Employee as an at-will employee, or (iii) to change the Company's policies regarding termination of employment.

     6.2 NOTICES. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its administrative headquarters located at 388 Market Street, San Francisco, California 94111: Attention: General Counsel (or to its primary office location if no longer at the above address), and to Employee at his or her address as listed in the Company's payroll records. Any payments made by the Company to Employee under the terms of this Benefits Plan shall be delivered to Employee either in person or at his or her address as listed in the Company's payroll records.

     6.3 SEVERABILITY. Whenever possible, each provision of this Benefits Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Benefits Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Benefits Plan will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions

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had never been contained herein.

     6.4 WAIVER. If either party should waive any breach of any provisions of this Benefits Plan, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Benefits Plan.

     6.5 COMPLETE PLAN AGREEMENT. This Benefits Plan, and any other written agreements expressly referred to in this Benefits Plan, constitutes the entire, complete, final, and exclusive embodiment of the agreement with regard to this subject matter.

     6.6 AMENDMENT OR TERMINATION OF BENEFITS PLAN. This Benefits Plan Agreement may be changed or terminated prior to a Change in Control only if such change or termination has been approved by the Company's and Holding Company's Board of Directors (in each case pursuant to which a majority of the Incumbent Directors shall have voted in favor of such approval), and may not be changed or terminated on or after a Change in Control without the written consent of the affected Employee(s).

     6.7 HEADINGS. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     6.8 SUCCESSORS AND ASSIGNS. This Benefits Plan is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators.

     6.9 ARBITRATION. Any and all disputes or controversies, arising from or regarding the interpretation, performance, enforcement or termination of this Plan Agreement shall be resolved, subject to Section 5.2 hereof, by final and binding arbitration under the procedures set forth in the Arbitration Procedure attached hereto as Exhibit A and the then existing Judicial Arbitration and
                   ---------
Mediation Services, Inc. ("JAMS") Rules of Practice and Procedure or the rules of practice and procedure of any successor entity to JAMS (except insofar as they are inconsistent with the procedures set forth in the enclosed Arbitration Procedure).

     6.10 ATTORNEY FEES. In the event of any arbitration or litigation or any other action or proceeding relating to the interpretation, performance, enforcement or termination of this Benefits Plan, the Company, Holding Company and Employee shall be responsible for its own fees and costs, including reasonable attorneys' fees, incurred as a result of such action or proceeding; provided, however, that if any Employee brings an action or proceeding hereunder in good faith, then the Company or the Holding Company shall reimburse such Employee for his or her fees, costs and reasonable attorneys fees in connection therewith, regardless of the outcome of the proceeding.

     6.11 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Plan Agreement will be governed by the laws of the State of California.

     6.12 TRANSFER OF SERVICES TO AFFILIATE. This Benefits Plan shall not prohibit the Company, prior to a "Change in Control", from transferring Employee's services to an affiliate of the Company, provided that the rights and obligations of the parties hereto shall not terminate in the event of such transfer, and provided

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further that the new entity for which Employee is performing services also shall be bound hereby without the need for further written agreement and without release of the Company.

     6.13 NO VIOLATION OF GOVERNING BANKING LAW. Nothing in this Benefits Plan is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law, rule, regulation or order. The Company's inability, pursuant to court or regulatory order, to perform its obligations under this Benefits Plan or the modification of this Benefits Plan by the FDIC or other bank regulatory agency through administrative action shall not constitute a breach of this Benefits Plan. Except to the extent provided in
Section 3.1, the provisions of this Benefits Plan shall be severable. If this Benefits Plan or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless perform its obligations hereunder to the full extent permitted by any applicable portion of this Benefits Plan that shall not have been invalidated, and the balance of this Benefits Plan not so invalidated shall be enforceable in accordance with its terms.

     6.14 CONSTRUCTION OF BENEFITS PLAN. In the event of a conflict between the text of the Benefits Plan and any summary, description or other information regarding the Benefits Plan, the text of the Benefits Plan shall control.

     IN WITNESS WHEREOF, the Company has caused this Benefits Plan to be duly adopted as of the Effective Date.

     COMPANY                                 HOLDING COMPANY

     By:  /s/ James H. Herbert, II           By:   /s/ James H. Herbert, II
         ------------------------------           -----------------------------
     Its: President                          Its:  President
         ------------------------------           -----------------------------
     By:  /s/ Katherine August-deWilde       By:   /s/ Katherine August-deWilde
         ------------------------------           -----------------------------
     Its: Executive Vice President           Its:  Executive Vice President
         ------------------------------           -----------------------------

Exhibit A: Arbitration Procedure

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                                   EXHIBIT A

                             ARBITRATION PROCEDURE


     1. The parties agree that any dispute that arises in connection with the payment of benefits under this Benefits Plan or the termination of this Benefits Plan shall be resolved by binding arbitration in the manner described below.

     2. A party intending to seek resolution of any dispute under the Benefits Plan by arbitration shall provide a written demand for arbitration to the other party, which demand shall contain a brief statement of the issues to be resolved.

     3. The arbitration shall be conducted in San Francisco County, California by a mutually acceptable retired judge from the panel of Judicial Arbitration and Mediation Services, Inc. or any entity performing the same type of services that succeeds to its business ("JAMS"). At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for inspection only by the parties to the arbitration, their respective attorneys, and their respective expert consultants or witnesses who shall agree in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no such use of such information except for the purposes of the arbitration, unless compelled by legal process.

     4. The arbitrator is required to disclose any circumstances that might preclude the arbitrator from rendering an objective and impartial determination. In the event the parties cannot mutually agree upon the selection of a JAMS arbitrator, the President of JAMS shall designate the arbitrator.

     5. The party demanding arbitration shall promptly request that JAMS conduct a scheduling conference with fifteen (15) days of the date of that party's written demand for arbitration or on the first available date thereafter on the arbitrator's calendar. The arbitration hearing shall be held within thirty (30) days after the scheduling conference or on the first available date thereafter on the arbitrator's calendar.

     6. Discovery shall be conducted as follows: (a) prior to the arbitration any party may make a written demand for lists of the witnesses to be called and the documents to be introduced at the hearing; (b) the lists must be served within fifteen (15) days of the date of receipt of the demand, or one day prior to the arbitration, whichever is earlier; and (c) each party may take no more than two depositions (pursuant to the procedures set forth in the California Code of Civil Procedure) with a maximum of five hours of examination time per deposition, and no other form of pre-arbitration discovery shall be permitted.

     7. It is the intent of the parties that the Federal Arbitration Act ("FAA") shall apply to the enforcement of this provision unless it is held inapplicable by a court with jurisdiction over the dispute, in which event the California Arbitration Act ("CAA") shall apply.

     8. The arbitrator shall apply California law, including the California Evidence Code, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of Company property. The arbitrator shall also be able to award actual, general or consequential damages, but shall not award any other form of damage (e.g., punitive damages).

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